Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-230407) and Form S-3 (No. 333-230551) of The Walt Disney Company of our report dated November 21, 2018, except for the change in composition of reportable segments as discussed in Note 1 to the consolidated financial statements, as to which the date is February 15, 2019, and for Note 19 to the consolidated financial statements, as to which the date is August 14, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8‑K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 14, 2019